Exhibit 99.1

Audience Announces Extension of Lock-up Period

MOUNTAIN VIEW, Calif. – November 1, 2012 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced that pursuant to the underwriting agreement and individual lock-up agreements executed in connection with its initial public offering (IPO), the term of the lock-up agreements between its pre-IPO stockholders and the IPO underwriters has been automatically extended through November 11, 2012. The lock-up agreements restrict dispositions of company securities within 180 days after the date of Audience’s final prospectus relating to the IPO, unless during the last 17 days of the 180-day restricted period, Audience issues an earnings release or other specified events occur, in which case the lock-up period is extended. Audience announced earnings for the three months ended September 30, 2012 on October 25, 2012 and therefore the lock-up agreements continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, or November 11, 2012 given the date of Audience’s earnings release.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

ADNC-F

For more information, contact:

Investors and Shareholders

The Blueshirt Group
Suzanne Craig	or	Melanie Friedman
415-217-4962		415-217-4964
suzanne@blueshirtgroup.com		melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

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